AirSculpt Technologies Announces Preliminary Third Quarter 2024 Revenue Results
Expects 2024 Revenue in the Range of $183 Million to $189 Million
Announces Third Quarter Fiscal 2024 Earnings Date and Conference Call
MIAMI BEACH, Fla., October 24, 2024 (GLOBE NEWSWIRE) – AirSculpt Technologies, Inc. (NASDAQ:AIRS)(“AirSculpt” or the “Company”), a national provider of premium body contouring procedures, today announced selected unaudited preliminary financial results for its third quarter ended September 30, 2024.
For the third quarter, revenue is expected to be approximately $42.5 million, a decrease of approximately 9% over the prior year. Same store cases declined 8.1% over the prior year period. “While we continue to see top line pressures primarily from macro-economic challenges, we were pleased to see that our same store cases were much improved compared to the 14% decline we experienced in the second quarter” said Dennis Dean, Interim Chief Executive Officer and Chief Financial Officer of AirSculpt Technologies, Inc. “During the quarter we continued to focus on driving demand for AirSculpt and improving the conversion of leads to cases. We were also pleased to open four de novo locations in the third quarter and look forward to unveiling our fifth center in the coming weeks.”
Fiscal Year 2024 Outlook
After considering the preliminary third quarter of 2024 revenue results, the Company now expects 2024 full year revenue guidance in the range of $183 million to $189 million as compared to its previous guidance of revenue in the range of $180 million to $190 million. The Company is also maintaining its 2024 full year Adjusted EBITDA outlook of $23-$28 million.
Third Quarter Fiscal 2024 Earnings Call
AirSculpt will announce third quarter fiscal 2024 financial results before market open on Friday, November 8, 2024. The Company will conduct a conference call on the same day at 8:00 a.m. Eastern Time.
The conference call can be accessed by dialing 1-877-407-9716 (toll-free domestic) or 1-201-493-6779 (international) using the conference ID 13749064 or by clicking the link below to request a return call for instant telephone access to the event.
https://callme.viavid.com/viavid/?callme=true&passcode=13725116&h=true&info=company&r=true&B=6
The live webcast may be accessed via the investor relations section of the AirSculpt Technologies website at https://investors.airsculpt.com. A replay of the webcast will be available for approximately 90 days.
The preliminary results described in this press release are estimates only and are subject to revision until the Company reports its financial results for the third quarter ended September 30, 2024. There can be no assurance that the Company’s final results for this period will not be materially affected by these changes.
About AirSculpt
AirSculpt® is a next-generation body contouring treatment designed to optimize both comfort and precision, available exclusively at AirSculpt offices. The minimally invasive procedure removes fat and tightens skin, while sculpting targeted areas of the body, allowing for quick healing with minimal bruising, tighter skin, and precise results.
Forward-Looking Statements
This press release contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties, and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies, and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K.
Our future results could be affected by a variety of other factors, including, but not limited to, failure to open and operate new centers in a timely and cost-effective manner; inability to open new centers due to rising interest rates and increased operating expenses due to rising inflation; increased competition in the weight loss and obesity solutions market, including as a result of the recent regulatory approval, increased market acceptance, availability and customer awareness of weight-loss drugs; shortages or quality control issues with third-party manufacturers or suppliers; competition for surgeons; litigation or medical malpractice claims; inability to protect the confidentiality of our proprietary information; changes in the laws governing the corporate practice of medicine or fee-splitting; changes in the regulatory, macroeconomic conditions, including inflation and the threat of recession, economic and other conditions of the states and jurisdictions where our facilities are located; and business disruption or other losses from war, pandemic, terrorist acts or political unrest.
The risk factors discussed in “Risk Factors” in our Annual Report on Form 10-K could cause our results to differ materially from those expressed in the forward-looking statements made in this press release.
There also may be other risks that are currently unknown to us or that we are unable to predict at this time.
Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Forward-looking statements speak only as of the date they were made, and we are under no duty to update any of these forward-looking statements after the date of this press release to confirm our prior statements to actual results or revised expectations.
Use of Non-GAAP Financial Measures
The Company reports financial results in accordance with generally accepted accounting principles in the United States (“GAAP”), however, the Company believes the evaluation of ongoing operating results may be enhanced by a presentation of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Net Income per Share, which are non-GAAP financial measures. Although the Company provides guidance for adjusted EBITDA, it is not able to provide guidance for net income, the most directly comparable GAAP measure. Certain elements of the composition of net income, including equity-based compensation, are not predictable, making it impractical for us to provide guidance on net income or to reconcile our adjusted EBITDA guidance to net income without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information regarding net income, which could be material to future results.
These non-GAAP financial measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company's performance that management believes may enhance the evaluation of the Company's ongoing operating results. These non-GAAP financial measures are not presented in accordance with GAAP, and the Company’s computation of these non-GAAP financial measures may vary from similar measures used by other companies. These measures have limitations as an analytical tool and should not be considered in isolation or as a substitute or alternative to revenue, net income, operating income, cash flows from operating activities, total indebtedness or any other measures of operating performance, liquidity or indebtedness derived in accordance with GAAP.

Investor Contact
Allison Malkin
ICR, Inc.
airsculpt@icrinc.com